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                                                                  EXHIBIT 10.6a

                           SANMINA CORPORATION
                              AGREEMENT FOR
                     ELECTRONIC MANUFACTURING SERVICES

     This Agreement between ELASTIC NETWORKS, INC., a Delaware corporation, (hereinafter referred to as "CUSTOMER"), and SANMINA CORPORATION, a corporation (hereinafter referred to as "SANMINA") is entered into on February 19, 1999. Sanmina shall perform manufacturing services for Customer under the terms and conditions set forth herein.

I.   TERM

     Unless earlier terminated pursuant to Section XX hereof, this Agreement shall be in effect for twelve (12) months from the date of this Agreement (the "INITIAL TERM"). The parties may agree to extend the Initial Term of the Agreement, for one (1) additional year, at any time prior to the termination of such Initial Term. The Initial Term and any extension thereof are collectively hereinafter referred to as the "TERM."

II.  SCOPE OF WORK PERFORMED

     Sanmina shall manufacture and Test (as defined below) the products identified in EXHIBIT A under the caption "Products to be Manufactured and Cost to Customer" (the "PRODUCTS") according to the specifications delivered to Sanmina and amended from time to time by Customer (the "SPECIFICATIONS"). The documents which comprise the Specifications are listed on EXHIBIT A under the caption "Description of Specifications." As used herein, "TEST" shall mean the manufacturing test process that Sanmina shall design and perform on the Products to ensure the Products conform to Customer's test specifications, as referred to and listed on EXHIBIT A. Sanmina shall work together with Customer to design the Test, and Customer shall have the right to approve the Test prior to first use. In addition, Sanmina shall provide, without charge, manufacturing engineering services, component engineering services, and an engineering resource, at mutually agreeable times, at Customer's business premises. Sanmina shall have the right to limit Customer's use of these services to a level which is commensurate with the manufacturing activity levels generated by Customer.

     As more fully described in Section III, below, Customer shall be responsible, under certain circumstances, for the cost of materials, components, and parts that Sanmina procures or otherwise contracts for (such items are hereinafter collectively referred to as "PARTS") In order to manufacture the Products.

     Sanmina shall purchase Parts for the Products in accordance with a vendor list approved by Sanmina and Customer ("AVL"). In the event Sanmina cannot purchase a Part from a vendor on the AVL for any reason, including unavailability or commercial unfeasibility of the purchase of such Parts, Sanmina may purchase such Parts from an alternate vendor with the prior written consent of Customer.

III. GENERAL PLANNING AND PROCUREMENT PROCESS--CUSTOMER RESPONSIBILITIES

     A. On the second business day of every calendar week during the Term or at other intervals as may be mutually agreed to, Customer shall provide Sanmina with a rolling forecast of Product requirements for a period of 52 weeks ("FORECAST"). The Forecast will show requirements on a weekly basis for the first 16 weeks of the forecast period. The following months will show requirements on a monthly basis and the last
     2 quarters will show requirements on a quarterly basis. The Forecast shall be used to generate Sanmina MPS based on the planning horizon outlined in Exhibit "D." Unless otherwise agreed to by Sanmina and Customer, requirements for

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     the initial four-week period will be kept "as is" from the prior Forecast as "frozen weeks" not subject to change. Customer may unilaterally revise previously forecast product requirements by 25% for the second four-week period, 50% for the third four-week period and by any amount for the remainder of the forecast period in a subsequent Forecast. Customer requests for changes beyond those allowed for the second and third four-week periods are subject to Sanimina approval, which shall not be unreasonable withheld.

     B. Sanmina will have discretion to manage manufacturing, procurement, and inventory levels of Products, Parts, and work-in-progress, subject to the Inventory Commitment and the approval of Customer, which approval shall not be unreasonably withheld. As used herein, "INVENTORY COMMITMENT" means that, in accordance with the Forecast, Sanmina will maintain inventory levels of two (2) weeks of finished product, two (2) weeks of work-in-progress (WIP) and four (4) weeks of raw material; provided that Procurement of Raw Material, units in WIP and provisioning of Finished Products are to be processed by Sanmina on a weekly basis in accordance with quantities specified in the Forecast unless otherwise agreed to by Customer. Any Parts having a lead-time in excess of eight (8) weeks will be identified to Customer and purchased separately by Sanmina only with the written approval of Customer.

     C. From time to time Customer may provide to Sanmina a bill of material with the information necessary to allow Sanmina to provide Customer with a quotation for prototypes, to include the number of units needed as a prototype, test procedures, engineering change orders, estimated production quantities, and an estimated production forecast, if applicable. Upon receipt of such a bill of material for prototypes, Sanmina shall provide a quotation to Customer within five (5) business days, and Customer shall have five (5) business days thereafter to respond to such quotation.

     D. From time to time Customer may provide to Sanmina a bill of material with the information necessary to allow Sanmina to provide Customer with a quotation for volume manufacturing, to include the number of units needed as a prototype, test procedures, engineering change orders, estimated production quantities, and an estimated production forecast, if applicable. Upon receipt of such a bill of material for prototypes, Sanmina shall provide a quotation to Customer within five (5) business days, and Customer shall have five (5) business days thereafter to respond to such quotation.

IV.  GENERAL PLANNING AND PROCUREMENT PROCESS--SANMINA RESPONSIBILITIES

     A. Sanmina will utilize the Forecast to generate a Master Production Schedule ("MPS") covering a 52 week period. Sanmina will base its procurement, internal capacity projections and commitments based upon the MPS.

     B. Sanmina will process the MPS through industry-standard MRP software that will convert the MPS reflecting Customer's Forecasts into requirements for Parts that are required to make the Products. Sanmina will off-set the requirements for receipt of Parts by allowing for the time required to build the Products per the following times:

          1.     In-Circuit Test/Functional Test--5 Working Days
          2.     Assembly--7 Working Days
          3.     Kitting--2 Working Days
          4.     Material Handling--2 Working Days

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     Sanmina will plan and schedule Parts to be at Sanmina's plant (a) eleven
     (11) Working Days before the Products are due to ship to Customer where no Test is required, and (b) sixteen (16) Working Days before the Products are due to ship to Customer where Test is required. Sanmina agrees to comply with the manufacturing process outlined by Customer as the same is described in the Specifications, as it may be amended from time to time. Sanmina will work with Customer to improve the manufacturing process to achieve greater quality and cost savings.

     C. Sanmina will release (launch) orders to suppliers of Parts based on the MPS using the eleven (11) and sixteen (16) Working Day periods described above and appropriate vendor lead time as determined by Sanmina from time to time.

     D. Sanmina, through its MRP System will also issue an instruction ("MRP SIGNAL") to its procurement group to buy a part approximately seven (7) days before a Product is due to be assembled.

V.   COST REDUCTION

     A. PARTS COST REDUCTIONS. Reductions in the procurement price of Parts initiated by Elastic shall be reflected in a lower Product price using the following process: Elastic will calculate new Product price(s) based upon the lower Parts price and present the revised Product prices to Sanmina for approval and acceptance, which shall not be unreasonably withheld. Elastic shall then generate a Cost Change Order (CCO) which identifies the changes in cost and the effective date of the change. Elastic shall further issue Purchase Orders and/or Purchase Order Revisions as necessary to account for Products to be manufactured using the inventory of Parts purchased before the effective date of the CCO and Products to be manufactured using Parts and pricing established in the CCO.

     B. MANUFACTURING COST REDUCTIONS (MCR). MCR initiated by Sanmina shall be retained by Sanmina. MCR initiated by Elastic shall be reflected in a lower Product price using the CCO process established above for processing Parts Cost Reductions.

     C. Sanmina shall submit to Customer a monthly non-recurring engineering report (an "NRE REPORT"), which may contain among other things various proposed overtime charges, equipment rental or purchases, additional tools or machine tooling to be used in the manufacturing process, or cancellation, modification, or other fees proposed to be incurred by Sanmina. Upon Customer's receipt of an NRE Report, Customer may (i) send to Sanmina a purchase order authorizing some or all of the charges outlined therein or (ii) or may approve some or all of such proposed additional charges by electronic mail or other acceptable written communication, PROVIDED HOWEVER, that for all NRE Reports submitted to Customer Sanmina must receive written approval by an authorized representative of Customer before it may actually incur charges for the approved NRE Report items listed in such NRE Report.

     D. With respect to any tools or tooling authorized in any NRE Report, the actual cost of such tools shall be deemed a part of Customer's Total Liability (as defined in Section XX hereof). All such tools and tooling purchased by Sanmina pursuant to this Agreement shall remain Customer's property, and Sanmina shall return such tools and tooling (normal wear and tear expected) to Customer upon request. Sanmina shall identify all such tooling with conspicuous labels or tags which identify such tools and tooling as the property of Customer, and shall keep all such tools and tooling free and clear of any and all liens and encumbrances created by Sanmina or the creditors of Sanmina. Sanmina shall use the same care with the storage and use of such tools and tooling as it uses for comparable property owned by Sanmina.

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VI.  LIABILITIES FOR PARTS

     A. The Parts Sanmina purchases or orders to fulfill its MPS on behalf of Customer to manufacture the Products shall constitute a portion of Customer's Total Liability (as defined in Section XX, below) to Sanmina, PROVIDED that, Customer shall have no liability for Parts in excess of the Inventory Commitment limit on Parts provided for in
     Section IX (B), below, unless Customer had agreed to Sanmina's acquiring Parts in excess of that permitted in Inventory Commitment. Customer shall not incur any obligations to pay any amounts constituting Customer's Total Liability unless and until this Agreement is terminated for any reason under Section XX, below.

     B. Customer's liability for Parts that Sanmina has procured is further limited to any Parts that:

          1. (i) have been ordered per the guidelines above that cannot be cancelled; or

                 (ii) ordered per the guidelines above which cannot be returned, but only to the extent that (a) the cost of such Parts exceeds $1,000, and (b) Sanmina has made commercially reasonable and sustained efforts to return the Parts (for at least four (4) weeks); and

          2. (i) cannot be used by Sanmina for any other purpose other than the manufacture of Products for Customer under this Agreement.

     C. If Sanmina is able to return Parts, subject to a re-stocking or other fee, such fees shall become part of Customer's Total Liability, PROVIDED HOWEVER, that Customer's Total Liability attributable to any such re-stocking and other fees shall not exceed ten percent (10%) of the actual cost of such returned Parts.

     D. The portion of Customer's Total Liability attributable to Parts will be at the quoted cost agreed between Sanmina and Customer. Any requirement for Parts having a lead-time in excess of eight (8) weeks will be identified to Customer in advance and purchased separately by Sanmina only with the written approval of Customer.

VII. ENGINEERING CHANGES

     In the event Customer submits a 'proposed engineering change order' ("PECO") with respect to any Product, Sanmina shall notify Customer of any impact on the cost and/or scheduled delivery of such Products within three
(3) Working Days of the receipt of Customer's request. Customer may after sometime submit to Sanmina a formal 'engineering change order' ("ECO") with respect to the PECO that may or may not contain the exact same information as the original PECO. Sanmina shall notify Customer again of any impact on the cost and/or schedule delivery of such Products and any affected Products and Parts that would be rendered obsolete as a result of the ECO within ten (10) working days of receipt of the ECO. This ECO will act as the official document for the change to be effective as of the date written or otherwise specified in the ECO and may only be cancelled by another ECO. If any payment is required to execute any ECO, Customer will provide Sanmina with a Purchase Order. If issuance of an ECO results in a change in Product price, Customer shall issue CCOs and revised Purchase Orders as required. Any changes in the cost of the Products resulting from such ECO shall be deemed a part of Customer's Total Liability as defined in Section XX. Similarly, if Sanmina has exhausted its obligations under Section VI above to cancel the order for or return any Parts rendered

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obsolete or excess as a result of such an ECO. Such Parts shall become a part of Customer's Total Liability but only to the extent specified in Section VI above.

VIII.PRICING

     A. The prices for the Products in effect at the signing of this Agreement are shown in EXHIBIT A under the caption "Products to be Manufactured and Cost to Customer". All prices are:

               1.     in U.S. Dollars;

               2. exclusive of any applicable excise an sales taxes now existing or hereinafter imposed by any applicable taxing authority;

               3. exclusive of transportation charges and duty applicable between the Delivery Point (as defined below) and the ultimate destination of the products; and

               4.     inclusive of packaging materials.

     B. The prices shall be revised from time to time through issuance of Cost Change Orders generated by Elastic which may incorporate Parts Cost Reductions and/or Manufacturing Cost Reductions in accordance with
     Section V, the effect of ECOs, and other changes in Parts and manufacturing costs as may be agreed to by Elastic and Sanmina.

IX.  SHIPPING NOTIFICATIONS AND INVENTORY

     A. From time to time, Customer may deliver a document that specifies a quantity of Products to be shipped, delivery information, including the particular shipper and account number for each end-user identified therein, and the target delivery date for each quantity of Products and each such end-user (a "SHIPPING NOTIFICATION"). Sanmina shall acknowledge in writing its receipt of all Shipping Notifications within 1 day thereof, and indicate therein its acceptance or rejection of each such Shipping Notification, including without limitation the respective Product order and shipping information given for each end-user identified therein and whether Sanmina can meet the specified delivery requirements of each such end-user.

     B. Sanmina agrees to carry a supply of Products in inventory sufficient to satisfy orders for Products represented by Shipping Notifications for a rolling two-week period, at Sanmina's expense (the "CONTRACTED SUPPLY"). For any Products carried as inventory in excess of the Contracted Supply at the request of Customer and beyond inventory required by the Forecast, Customer agrees to pay one percent (1%) of the cost of the Products per month, upon Customer's receipt of written request therefor. Sanmina further agrees to provide Customer with on-line, real-time access to its inventory management information that is acceptable to Customer, including without limitation access to serial numbers and MAC addresses for all Products in inventory using an inventory management format approved by Customer. Should such inventory monitoring not be available to Customer at any time and for any reason during the term of this Agreement Sanmina shall provide Customer with detailed written reports of Contracted Supply, including Products used for Advanced Replacement (as defined below) and B Stock (as defined below).

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X.   SHIPPING, DELIVERY, AND ACCEPTANCE

     A. Products shall be delivered based upon information contained in a Shipping Notification. Products will be shipped to the respective delivery address for each end-user of Customer specified in each Shipping Notification (i) F.O.B. Sanmina's plant located at the address specified in EXHIBIT A under the caption "Manufacturing Location" ("DELIVERY POINT"), or (ii) prepaid by Sanmina and charged to Customer by invoice, or (iii) via a shipper mandated by Customer and charged to a Customer-provided account with such shipper. Sanmina shall provide written confirmation of all shipments, including serial numbers, MAC addresses, waybill numbers, and carrier name, for each shipment. Risk of loss and title shall pass to Customer when such Products are delivered to the carrier (whether such carrier is a common carrier, a specified overnight courier service, or any other delivery service). Products held or stored by Sanmina at the Delivery Point or any other location shall be held or stored at the risk and expense of Sanmina, subject to Sanmina's right to the payment specified in Section IX(B) if Sanmina holds more than the Contracted Supply of Products. Sanmina shall use commercially reasonable efforts to deliver the Products according to the specified shipping instructions and on the agreed upon delivery dates, all as set forth in the Shipping Notification. In the event Sanmina becomes aware that it will not meet the delivery schedule. Sanmina shall immediately notify Customer of anticipated delays, and keep Customer apprised on a daily basis of the status of the Products. In the absence of any other specific instructions, Sanmina agrees to comply with the general delivery schedule set forth on EXHIBIT C for Shipping Notifications received under this Agreement.

     B. The acceptance of a Product is subject to inspection by Customer and an end user of the Product. Acceptance shall be deemed not to have occurred until at least forty-five (45) days after delivery to the carrier. If a Product does not conform to the requirements of a Shipping Notification or part thereof or to the warranties set forth below, the entire quantity of Product delivered to such end-user may be returned to Sanmina at Sanmina's expense. Payment shall not constitute acceptance or be considered or be deemed a waiver of Customer's right to cancel or revoke any Shipping Notification or part thereof.

     C. Unless otherwise specified by Customer, Sanmina shall ship the products to the delivery locations specified in the Shipping
     Notifications by the method Sanmina deems most advantageous.

     D. Sanmina shall perform all administrative actions required to qualify Products for preferential treatment under the rules of any applicable trade treaty between Canada and the U.S.A., including, without limitation, the North America Free Trade Agreement ("NAFTA"). If a Product qualifies under NAFTA, Sanmina shall prepare and distribute a NAFTA Exporter's Certificate of Origin according to paragraph A or B below, whichever applies, and any other documents required. Sanmina shall respond to NAFTA Exporter's Certificate of Origin questionnaires and assist Customer in resolving any Product eligibility issues. Sanmina alone shall bear responsibility for all penalties and costs resulting from a NAFTA Exporter's Certificate of Origin subsequently being determined to be invalid.

                    1. If an Exporter's Certificate of Origin is prepared for each shipment, Sanmina shall: (i) retain the original Exporter's Certificate of Origin in Sanmina's files with appropriate backup documentation, (ii) attach a copy of the Exporter's Certificate of Origin to the customs/shipping documents for the qualifying Product, and (iii) mark these customs/shipping documents with the legend: "Copy of North America Free Trade Certificate of Origin attached".


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                    2.     If a blanket Exporter's Certificate of Origin is
               prepared, Sanmina shall: (i) retain the original Exporter's Certificate of Origin in Sanmina's files with appropriate backup documentation, (ii) mark the customs/shipping documents for the qualifying Product with the legend: "Copy of blanket Exporter's Certificate of Origin on file at Customer's customs offices in Alpharetta, GA (U.S.A.)", and (iii) mail copies of the Exporter's Certificate of Origin to the following office:

                               Elastic Networks, Inc.
                               6120 Windward Parkway
                               Suite 100
                               Alpharetta, GA 30005-4185

XI.  PAYMENT AND INVOICING

     Payment for Products shipped pursuant to and in accordance with Section X hereof shall be due net forty-five (45) days from invoice date.
Products shall be invoiced when shipped by Sanmina. Sanmina will provide Customer with a credit limit set at an amount to be determined by Sanmina, PROVIDED that, at a minimum, such credit limit shall be set at a level which corresponds to anticipated sales of Products at the level projected by the Forecast throughout the 45-day permitted payment period. In the event that Customer exceeds this credit limit or has outstanding invoices for more than sixty (60) days which are not in dispute or offset by the amounts due Customers by Sanmina pursuant to this Agreement, Sanmina will give Customer written notice of its intent to stop shipments of Products to Customer. Customer shall have ten (10) days from receipt of such notice to make sufficient payment to bring its account consistent with terms outlined above. If Customer fails within the ten (10) day period to make sufficient payment, Sanmina may stop shipments of Products to Customer until such payment is made.

XII. WARRANTIES

     Sanmina warrants to Customer that the Products will at the time of delivery (a) be new and free and clear of all liens and encumbrances,
(b) conform to the Specifications, and (c) be free from defects in material and workmanship for a period of twelve (12) months from the date the Product is first placed into service by an end user (such twelve
(12) month period is hereinafter referred to as the "WARRANTY PERIOD"). This warranty shall survive inspection, acceptance and payment. Sanmina acknowledges that modification, if any, of the Specifications by it or its employees or any person other than Customer will constitute a violation of this warranty.

          EXCEPT FOR THE ABOVE EXPRESS WARRANTIES. SANMINA MAKES AND CUSTOMER RECEIVES NO WARRANTIES OR CONDITIONS ON THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND SANMINA SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

XIII.EXCLUSIONS FROM WARRANTY

     A. The foregoing Section XII notwithstanding, no warranty is given by Sanmina for Parts purchased from third-party vendors ("VENDOR
     PARTS"). If Vendor Parts are defective, Sanmina will use best efforts to resolve the warranty issue on behalf of Customer with the applicable third-party vendors. The foregoing notwithstanding, in the event Sanmina is unable to resolve a warranty dispute with a third-party vendor to the satisfaction of Customer, Customer shall look to the manufacturers of Vendor Parts for any remedy in respect of defective Vendor Parts. Sanmina

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     shall pass the unexpired warranty for such Vendor Parts provided by third-party vendors or passed on by such third-party vendors from the original manufacturers through to Customer.

     B. The warranty set forth in Section XII shall not apply to any defect which has been caused by Customer or an end user which arises from mishandling, misuse, or improper repair.

XIV. REMEDIES UNDER WARRANTY

     Any Product that does not conform to the warranty described in Section XII may be returned to Sanmina. Sanmina shall promptly repair or replace such defective Products without charge to Customer or any end user of a Product and, subject to the other terms of this Agreement, shall return such repaired or replaced Product not later than ten (10) days of its receipt of such non-conforming Product. Without altering or diminishing Sanmina's obligations under such warranty for all Products manufactured under this Agreement, Sanmina shall facilitate and implement Customer's "ADVANCE REPLACEMENT" program the conditions of which are described in EXHIBIT B hereto. Sanmina shall designate a specific contact person and telephone number which shall be exclusively used for Customer's warranty and Advance Replacement, purchases of Products, calls for Product support, RMA's, and other Product issues. Sanmina shall maintain the RMA system database for Customer. Sanmina shall issue monthly reports to Customer that detail the number of calls received, the number of Advance Replacement Products shipped, the number of Products returned to Sanmina, and a summary of Test results on returned Products. Sanmina shall make use of the test results on returned Products to evaluate the reliability of Parts and possible improvements in the manufacturing process. Sanmina shall provide Customer a monthly report showing the root cause analysis for each RMA.

XV.  OUT OF WARRANTY REPAIRS

     Sanmina shall provide Advance Replacement services to purchasers of Products, who participate in Customer's annual support program
("Elastic Extended Warranty and Support Program" or other such program). Customer will pay Sanmina for all out of warranty repairs and out of warranty Advance Replacement in accordance with Exhibit A hereto under the caption "Spares and Replacement Pricing." Sanmina shall maintain levels of spare and replacement Parts and Products inventory sufficient to provide either next day shipment or same day premium service if requested by Customer, and shall maintain levels of repaired Products as agreed upon by both parties ("B STOCK"). Customer may monitor the levels of B Stock in the same manner as that provided in Section IX(B) for maintenance and reporting of inventory, and Sanmina agrees to limit or cease adding to B Stock inventory levels upon receipt of written instructions from Customer.

XVI. CONFIDENTIALITY; INTELLECTUAL PROPERTY

     For purposes of this Section XIV, "OWNER" means the party disclosing Proprietary Information, whether such party is Customer or Sanmina, "RECIPIENT" is the party receiving Proprietary Information, whether such party is Customer or Sanmina, "PROPRIETARY INFORMATION" means, collectively, Confidential Information and Trade Secrets, "CONFIDENTIAL INFORMATION" means any data or information obtained from one party hereunder and provided to the other party, that is valuable to its owner and not generally known by the public, including without limitation, any data or information defined herein as a Trade Secret, but which is determined by a court of competent jurisdiction not to rise to the level of a trade secret under applicable law, and "TRADE SECRETS" means information without regard to form which: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

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       Customer and Sanmina acknowledge and agree that during the term of this
Agreement each party will have access to and disclose to the other
Proprietary Information. Sanmina acknowledges that the Products contain Proprietary Information of Customer. Each party acknowledges that the loss of competitive advantage due to unauthorized disclosure or unauthorized use of Owner's Proprietary Information will cause great injury and harm to the Owner. Recipient covenants and agrees that it shall not, without the prior written, consent of Owner, or as set forth herein, directly or indirectly,
(i) disclose, divulge, distribute, publish, reproduce, decompile, reverse engineer, transmit or transfer to others Owner's Proprietary Information, or any portions thereof, by any means or in any form, (ii) make use of the Proprietary Information other than as expressly permitted under this Agreement, or (iii) disclose, in whole or part, any of Owner's Proprietary Information to any individual, entity or other person, except to those of Recipient's employees or representatives who (a) require access for Recipient's authorized use of Owner's Proprietary Information, and (b) are bound to comply with use and non-disclosure restrictions substantially the same as those stated in this Agreement. Recipient shall cause its employees and representatives to execute appropriate confidentiality agreements. If an unauthorized use or disclosure occurs, Recipient will immediately notify
Owner and assist Owner in recovering Owner's Proprietary Information and prevent its subsequent unauthorized use or dissemination. The restrictions set forth herein shall continue (i) with respect to the Trade Secrets for as long as such information continues to be a Trade Secret under applicable law, and (ii) with respect to Confidential Information, for a period of five (5) years from the date of expiration or termination of this Agreement.

       At all times during the Term hereof Customer shall own all intellectual property constituting Proprietary Information relating to the manufacturing and related services contemplated by this Agreement, including without limitation all intellectual property conceived, created, developed, or reduced to practice by or on behalf of Customer in the course of its performance under this Agreement. For purposes of this Agreement, "intellectual property" includes without limitation any invention, discovery, patent, utility model, service, copyright, industrial design or integrated circuit topography right, or any rights whatsoever in processes, techniques, improvements, modifications, computer software and related data, or any other tangible or intangible right or privilege of any nature relating to any of the above, in all cases applicable all over the world whether registered or not.

XVII.  INDEMNIFICATION BY CUSTOMER

       Customer agrees to defend, indemnify, and hold harmless Sanmina from and against any and all third party claims, demands, liabilities, damages, losses, awards, suits, proceedings, causes of action, and costs (including reasonable legal fees and expenses) in respect of any claim that the Products infringe any existing United States copyright or patent of any third party issued no later than the date of this Agreement, PROVIDED that: (i) Sanmina provides Customer with prompt written notice of the initial claim and filing of the lawsuit relating thereto; (ii) Sanmina permits Customer to assume the entire claim to select legal counsel and to defend, compromise, or settle the lawsuit in Customer's sole discretion; and (iii) Sanmina provides Customer with all available information, assistance, authority, and cooperation to enable Customer to defend, compromise, or settle the claim or lawsuit. This Section sets forth the sole and exclusive remedy of Sanmina against Customer and the complete liability of Customer with respect to any claim against Sanmina for infringement of the Products on the intellectual property rights of any person. The maximum liability of Customer under this Section XVII shall not exceed the amounts paid to Sanmina in respect of Shipping Notifications over the six (6) months immediately preceding the date of the claim of infringement.

XVIII. INDEMNIFICATION BY SANMINA

       Sanmina shall indemnify and save Customer and, if applicable, each of Customer's respective customers harmless from any liability or claim (including, without limitation, the costs and reasonable

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attorney's fees in connection therewith) (a) that may be made by Customer or any third party for injury, including death, to persons or damage to property which is caused by Sanmina's acts or omissions or defects in the manufacture of the Products, OR (b) that may be made by Customer or third party (such as an owner or director of Customer) arising out of a breach by Sanmina of this Agreement, including without limitation the Confidentiality provisions of this Agreement.

     Sanmina shall maintain during its performance under this Agreement General Liability Insurance, including contractual, products liability and broad form vendors' endorsement with the limits adequate in the judgment of Customer to protect Customer's interest. Upon the written request of Customer from time to time, Sanmina shall deliver evidence of such insurance and in the event the amount of such insurance is not reasonably satisfactory to Customer, Sanmina shall procure additional coverage as reasonably requested by Customer. Such insurance shall be primary and non-contributory with respect to any insurance which Customer may have.

XIX. QUALITY, INSPECTION, AND REPORTING

     Customer will have the right at all reasonable times, upon reasonable advance notice, to visit Sanmina's plant to inspect the work performed on the Products. Inspection of the work shall not relieve Sanmina of any of its obligations under the Agreement or accepted Shipping Notifications. Sanmina shall provide Customer with all mutually agreed upon quality reports at agreed upon intervals. Sanmina reserves the right to restrict Customer's access to the plant or any area within it as reasonably necessary to protect confidential information of Sanmina or its other customers. Customer and Sanmina will implement a joint quality improvement program that will develop and implement a continuous quality improvement.

XX.  TERMINATION

     Either party may, without penalty, terminate this Agreement upon ninety-(90) days written notice to the other party in either one of the following events:

     A. The other party materially breaches this Agreement and such breach remains uncured for sixty (60) days following written notice of breach given by the non-breaching party;

     B. The other party becomes involved in any voluntary or involuntary bankruptcy or other insolvency petition or proceeding for the benefit of its creditors, and such petition, assignment or proceeding is not dismissed with sixty (60) days after it was filed.

     Additionally, Customer may terminate this Agreement for any reason without penalty upon ninety (90) day's written notice to Sanmina. Upon any termination hereunder, Sanmina shall provide Customer within five (5) Working days of termination with a complete accounting of Customer's Total Liabilities at the date of termination, supported by detailed reports of all inventories of Products, Parts, work-in-progress, and raw materials ordered and received and ordered but not received. Within five (5) Working days of its receipt of Sanmina's accounting report of Customer's Total Liabilities, Customer shall notify Sanmina of any disputed costs or charges listed as Customer's Total Liabilities by Sanmina. Customer agrees to be liable only upon termination for a maximum of two (2) weeks of finished product, two (2) weeks of work-in-progress, and four (4) weeks of raw materials, plus any Customer authorized procurement of long lead time raw materials ("Total Liability"). Customer shall pay all undisputed charges in net forty-five (45) days. Customer shall have the right to offset the amount Sanmina owes to Customer against Customer's Total Liability otherwise due to Sanmina under this Agreement.

      Certain obligations, terms, and provisions of this Agreement, including without limitation sections XVI, XVII, and XVIII and the respective obligations therein, shall survive termination of this Agreement.

XXI.  LIMITATION OF LIABILITY

      IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY OUT OF THIS AGREEMENT. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

XXII. MISCELLANEOUS

      A. TRADEMARKS AND TRADE NAMES. Neither this Agreement not the sale of Products hereunder to Customer shall be deemed to give either party any right to use any of the other party's trademarks or trade names without such other party's specific, written consent.

      B. COMPLIANCE WITH GOVERNMENTAL LEGAL REQUIREMENTS. Sanmina shall comply with the provisions of all applicable federal, state, and local laws, regulations, rules, and ordinances applicable to transactions governed by this Agreement, including without limitation those applying to FCC certification and UL clearance, and other similar governmental and safety certifications or approvals. Should the Products fail to meet such applicable approvals, standards, or regulations, other than as a result of pending applications or actions with respect to the issuance thereof, Sanmina [may/must] cease production until such applicable qualifications are met without causing breach of this Agreement.

      C. GOVERNING LAW. This Agreement will be governed by and interpreted under the laws of the State of Georgia, without reference to conflict of laws principles.

      D. JURISDICTION. For any dispute arising out this Agreement, the parties consent to personal and exclusive jurisdiction of and venue in the state and federal courts within Fulton County, Georgia and the Northern District of Georgia, respectively.

      E.     CURRENCY. All references to dollar amounts are to U.S. Dollars.

      F. ENTIRE AGREEMENT; ENFORCEMENT OF RIGHTS. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. The failure by either party to enforce any rights thereunder will not be construed as a waiver of any rights of such party.

      G. ASSIGNMENT. The rights and liabilities of the parties hereto will bind and incur to the benefit of their successors, executors or administrators. Sanmina may not assign or delegate its rights and duties under this Agreement without prior written the consent of Customer.

      H. NOTICES. Any required notices thereunder will be given in writing at the address of each party set forth above, or to such other address as either party may substitute by written notice to the other in the manner contemplated herein and will be deemed served when delivered by facsimile or mail or when tendered in person.

     I. FORCE MAJEURE. Neither party will be liable to the other for any default thereunder if such default is caused by an event beyond such party's control, including without limitation acts or failures to act of the other party, strikes or labor disputes, component shortages, unavailability of transportation, floods, fires, governmental requirements and acts of God (a "FORCE MAJEURE EVENT"). In the event of threatened or actual non-performance as a result of any of the above causes, the non-performing party will exercise commercially reasonable efforts to avoid and cure such non-performance. Should a Force Majeure Event prevent a party's performance thereunder for a period in excess of thirty (30) days, then the other may elect to terminate this Agreement by written notice thereof.

     J. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.


SANMINA CORPORATION                     ELASTIC NETWORKS, INC.

Signed: /s/                             Signed: /s/ Larry R. Hurtado
      --------------------------               ------------------------------

Name:                                   Name:   Larry R. Hurtado
      --------------------------               ------------------------------

Title:                                  Title:  VP, Development/Operations
      --------------------------               ------------------------------

Date:                                   Date:   10/04/99
      --------------------------               ------------------------------